Exhibit 15.1

November 4, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated May 1, 2009, July 30, 2009 and November 3, 2009 on our reviews of unaudited interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) for the three month periods ended March 31, 2009 and March 31, 2008, the three and six month periods ended June 30, 2009 and June 30, 2008 and for the three and nine month periods ended September 30, 2009 and September 30, 2008, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated by reference in the Company’s Registration Statement on Form S-3 dated November 4, 2009.

Very truly yours,

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP